Cadillac Fairview

December 21, 2017

To: Learning Tree International Inc.

C/o: Mr. Oliver Alves
Vice President
Jones Lang LaSalle Real Estate Services, Inc.
Bay Adelaide Centre
22 Adelaide Street West
Suite 2600
Toronto, Ontario
M5H 4E3

Dear Oliver:

Re: Lease Amending Agreement Surrender Agreement dated November 14, 2017 between T.E.C. Leaseholds Limited (the "Landlord") and Learning Tree International Inc. (the "Tenant") in respect to the Premises located on the 10th floor of 1 Dundas Street West, Toronto, Ontario

We are pleased to advise that the Landlord's condition as set out in Section 11 of the above mentioned Surrender Agreement has been satisfied and is hereby waived by the Landlord.

In accordance with the Surrender Agreement, the Expiration Date of the Lease shall be March 31, 2018.

We thank you for your many years of tenancy at 1 Dundas Street West.

Yours truly,
THE CADILLAC FAIRVIEW CORPORATION LIMITED
as managers for the Landlord

Larry Barrett
Senior Director, Office Leasing
Toronto Eaton Centre Portfolio

LEASE AMENDING AGREEMENT
SURRENDER AGREEMENT

THIS AGREEMENT is dated the **14th** day of **November**, 2017.

BETWEEN:

T.E.C. LEASEHOLDS LIMITED

(the "Landlord")

OF THE FIRST PART

- and -

LEARNING TREE INTERNATIONAL INC.

(the "Tenant")

OF THE SECOND PART

WHEREAS:

A. By a lease dated the **6th** day of **March, 2000**, and made between the Landlord and the Tenant (the "Original Lease"), the Landlord leased to the Tenant for and during a term of **Ten (10)** years and **Two (2)** months, from and including the **1st** day of **September**, 2000, to and including the **31st** day of **October**, 2010 (the "Term"), subject to and upon the terms, covenants and conditions contained in the Original Lease, certain premises containing an area of approximately **Fourteen Thousand (14,000)** square feet on the **10th** floor (the "Premises"), located at **1 Dundas Street West** (the "Building"), in the City of **Toronto**, in the Province of **Ontario**, and which are shown on Schedule "B" attached to the Original Lease;

B. By an agreement dated **July 5th**, 2000 (the "First Lease Amending Agreement"), the Premises was expanded to include the entire **10th** floor of the Building having a certified area of **Seventeen Thousand, Two Hundred and Seven (17,207)** square feet, and the Original Lease was amended upon terms and conditions more particularly set out therein;

C. By an agreement dated **May 22nd**, 2007 (the "Second Lease Amending Agreement"), Section 1.04 (Use and Conduct of Business) was amended, and the Original Lease was amended upon terms and conditions more particularly set out therein;

D. By an agreement dated **January 6th**, 2010 (the "Lease Amending and Extension Agreement"), the Landlord and the Tenant agreed (i) to extend the Term of the Original Lease for a further period of **Ten (10)** years commencing **November 1st**, 2010 and expiring **October 31st**, 2020; and (ii) to amend the Original Lease upon the terms and conditions more particularly set out therein;

E. The Original Lease, the First Lease Amending Agreement, the Second Lease Amending Agreement and the Lease Amending and Extension Agreement are hereinafter collectively referred to as the "Lease";

F. The Landlord and Tenant have agreed to amend the Lease in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TWO DOLLARS ($2.00) now paid by each Party to the other (the receipt and sufficiency of which is hereby acknowledged), and other mutual covenants and agreements, the Parties do hereby agree as follows:

1. The Parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2. The Lease is hereby amended by reducing the Term to expire on the **31st** day of **March**, 2018, (the "Expiration Date"), and the Tenant hereby agrees that it shall surrender the Lease and deliver up vacant possession of the Premises to the Landlord on the Expiration Date in accordance with the terms of the Lease.

3. In consideration for the Landlord's consent to the early termination of the Lease, the Tenant agreed to pay together with the **Tenant's** execution of this Agreement a one-time payment to the Landlord in the sum of **One Hundred, Fourteen Thousand, Four Hundred and Twenty-Six Dollars and Fifty-Five Cents ($114,426.55) plus an additional $14,875.45** of H.S.T. **($129,302.00 total)**.

4. The Tenant will pay the Landlord all Rent and any other charges due under the Lease up to and including the Expiration Date, in accordance with the Lease. It is understood and agreed that in accordance with the terms of the Lease, the Landlord will receive only an estimated amount on account of Additional Rent payable pursuant to the Lease and the Tenant shall pay to the Landlord, or the Landlord shall repay to the Tenant, within fifteen (15) days of the Landlord's determination of same, the amount by

which the actual Additional Rent payable pursuant to the Lease, as calculated by the Landlord, exceeds, or is exceeded by, as the case may be, the estimated Additional Rent received by the Landlord as of the Expiration Date.

5. Notwithstanding the expiration of the Term, the Tenant acknowledges and agrees that the Landlord shall have the right to commence any action or proceeding whatsoever in the event that the Tenant, after notification from the Landlord, shall fail to pay any outstanding amounts due and owing to the Landlord pursuant to the Lease or in accordance with Paragraph 4 hereof.

6. The Tenant acknowledges and agrees that, as of the date of execution of this Agreement by the Tenant, it has no claims against the Landlord in respect of any default or obligation of the Landlord pursuant to the terms of the Lease or otherwise, save for the Landlord's obligations set out in Paragraph 4 above to readjust in respect of amounts previously paid on account of Additional Rent. The Tenant shall, if applicable, personally deliver to the Landlord's manager of the Building, with a copy to the Landlord, on or before the Expiration Date, a written notice specifying in reasonable detail any claim which the Tenant may have against the Landlord in respect of any default or other obligation of the Landlord pursuant to the terms of the Lease or otherwise arising or accruing between the date upon which the Tenant has executed this Agreement and the Expiration Date, failing which the Tenant shall be deemed to have released, remised and forever discharged the Landlord, as of the Expiration Date, from any and all claims against the Landlord in respect of the Lease.

7. **Intentionally deleted.**

8. The Tenant covenants and agrees that it has the right, full power and authority to surrender the Lease and the Premises in the manner aforesaid, and that, as of the Expiration Date, the Tenant shall not have executed any other instruments, deeds or other documents pursuant to which the Lease and the unexpired portion of the Term, including any renewals thereof, shall in any way be charged, encumbered, assigned or otherwise transferred.

9. The Tenant shall, at its expense, promptly execute such further documentation with respect to the Premises, and the Lease to give effect to this Agreement as the Landlord reasonably requires from time to time.

10. The Tenant agrees to immediately have removed from the title of the Building any notice of lease or caveat registered on title by or on behalf of the Tenant in respect of the Lease, and the Tenant shall indemnify the Landlord in respect of any loss, cost or expense incurred by the Landlord as a result of the Tenant's failure to remove any such notice of lease or caveat.

11. The Tenant hereby acknowledges that the Landlord intends to lease the Premises to a third party. In consideration of $1.00 paid by the Landlord to the Tenant and other good and valuable consideration (the sufficiency of which is acknowledged by the Tenant) the Tenant acknowledges and agrees that this Agreement is conditional upon the Landlord entering into a new lease for the Premises on terms and conditions satisfactory to the Landlord in its sole discretion by no later than **5:00 pm on December 22nd, 2017**. This condition is for the sole benefit of the Landlord and must be satisfied or waived **by written notification to the Tenant** by no later than **5:00 pm on December 22nd, 2017**, failing which this Agreement shall be null and void and of no further force or effect **and the one-time payment referred to in Paragraph 3 hereto will be returned to the Tenant within a commercially reasonable timeframe in full without interest or deduction**.

12. The Tenant covenants and agrees that if the Tenant fails to deliver vacant possession of the Premises to the Landlord on or before the Expiration Date in the manner prescribed pursuant to this Agreement, then the Tenant shall indemnify and hold harmless the Landlord from any and all claims, expenses, costs, losses, damages and liabilities whatsoever incurred as a result thereof (including, without limitation, any loss of rentals), and if legal action is brought for the recovery of possession of the Premises, the Tenant shall pay to the Landlord, forthwith upon demand, any and all costs and expenses (including legal fees, on a solicitor and client basis, and expenses) incurred on account thereof together with all damages for which the Landlord may be liable.

13. This Agreement shall enure to the benefit of and be binding upon the Parties hereto, the successors and assigns of the Landlord, the permitted successors and permitted assigns of the Tenant.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

T.E.C. LEASEHOLDS LIMITED

(Landlord)

Per: ______________________
Authorized Signature

Per: ______________________
Authorized Signature

I/We have authority to bind the corporation.

S-LAA-1.URB-05/25/04 – Early termination/Learning Tree/sw/RA/1Nov17

Cadillac Fairview

LEARNING TREE INTERNATIONAL INC.

(Tenant)

Per: ______________________
Authorized Signature

Per: ______________________
Authorized Signature

I/We have authority to bind the corporation.